draft 10/25/96
                                                 DISTRIBUTION PLAN

         Section 1. Lord Abbett Series Fund, Inc. (the "Fund") is a diversified open-end management investment company incorporated under the laws of the state of Maryland, the shares of common stock (the "Shares") of the portfolios of which (each, a "Portfolio") may from time to time be offered to life insurance companies (each, a "Life Company") for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life policies (collectively referred to herein as "Variable Contracts").

         Section 2. In order to provide for the implementation of the payments provided for pursuant to this Distribution Plan (the "Plan"), the Fund may enter into a Distribution Agreement (the "Agreement") with Lord Abbett Distributor LLC. (the"Distributor"), the Fund's Investment Adviser, wherein Lord Abbett will serve as the distributor of the Fund's Shares, and pursuant to which each Portfolio participating in this Plan may pay Lord Abbett for remittance to a Life Company for various costs incurred by the Life Company in connection with the distribution of Shares of that Portfolio. Such Agreement, or any modification thereof, shall become effective with respect to any Portfolio in compliance with Section 12(b) of the Investment Company Act of 1940, as amended (the "Act"), and Rule 12b-1 thereunder as the same may be amended from time to time.

         Section 3. Upon effectiveness of this Plan with respect to any Portfolio, the Fund, on behalf of such Portfolio, may pay quarterly to Lord Abbett for remittance to a Life Company, in order to pay or reimburse such Life Company for Distribution Expenses (as defined below) incurred or paid (as the case my be) by such life Company and approved by the Fund's Board of Directors in the manner provided under Section 8 hereof, provided that no such remittance shall be made with respect to any period in excess of an amount determined for such period at the annual rate of .15% of the average daily net asset value of the Shares of such Portfolio attributable to that Life Company's Variable Contract owners. The value of the net assets of a Portfolio shall be determined as provided in the Articles of Incorporation of the Fund, as the same may be amended from time to time.

         Section 4. Expenses payable pursuant to this Plan ("Distribution Expenses") shall include, but not necessarily be limited to, the following:
         (a) the costs of the printing and mailing of Fund prospectuses, statements of additional information, any supplements thereto and shareholder reports to existing and prospective Variable Contract owners; and
         (b) the costs relating to the development and preparation of Fund advertisements and other promotional materials describing and/or relating to the Fund.

         Section 5. This Plan shall not take effect with respect to any Portfolio until it has been approved by a vote of at least a majority of the outstanding voting securities (as defined in the Act) of the Portfolio.

         Section 6. This Plan together with the Agreement, shall not take effect until they have been approved by a vote of the majority of directors of the Fund and of those directors of the


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Fund who are not  "interested  persons" of the Fund (as defined in the Act), and who have no direct or indirect financial interest in the operation of this Plan or in the Agreement (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on this Plan and such Agreement.

         Section 7. This Plan shall continue in effect for as long as such continuance is specifically approved by the directors of the Fund and the Independent Directors at least annually in the manner provided in Section 6. In connection with the annual review and approval of such continuance, Lord Abbett shall furnish the Board with such information as the Board may reasonably request in order to enable the Board to make an informed determination of whether the Plan should be continued.

         Section 8(a). Lord Abbett shall, with respect to each Portfolio for which payments of Distribution Expenses are proposed to be made, submit:
         (i) at least annually, as soon as practicable, but in any case no later than the end of the first month of a fiscal year, a budget of proposed payments of Distribution Expenses for such fiscal year (or portion thereof in the case of a proposed period of less than one year);and
         (ii) at least quarterly, reports (A) describing the Distribution Expenses with respect to such Portfolio incurred or paid by each Life Company since the later of the effective date of this Plan or the previous period for which payments hereunder have been made by the Portfolio and (B) requesting payment or reimbursement therefor (as the case may be).

         In the event that amounts of Distribution Expenses are not specifically attributable to the distribution of Shares of any particular Portfolio, Lord Abbett may allocate Distribution Expenses to each Portfolio deemed by the Board to be reasonably likely to benefit therefrom based upon the ratio of the average daily net assets of each such Portfolio during the previous period to the aggregate average daily net assets of all such Portfolios for such period, provided, however that any such allocation may be subject to such adjustments as Lord Abbett shall deem appropriate to render the allocation fair and equitable under the circumstances, which adjustments shall be approved by the Board of Directors.
         (b). The Board of Directors will review each quarterly report of, and request for, payment of Distribution Expenses at its regular meeting next held after the making of such request, and Lord Abbett shall receive from the Fund, on behalf of any Portfolio, only an amount for such Distribution Expenses as is approved by the Board of Directors, including a majority of the Independent Directors. The Fund will make payment of the amount of Distribution Expenses so approved as soon as practicable after such approval.

         Section 9. This Plan may be terminated as to any Portfolio at any time by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding voting securities (as defined in the Act) of that Portfolio.

     Section 10. The Agreement related to this Plan shall be in writing and shall provide in substance: (a) That such AgreementI with respect to any Portfolio, may be terminated at any time,


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     without  payment of any penalty,  by vote of a majority of the  Independent
Directors or by vote of a majority of the outstanding voting securities (as defined in the Act) of that Portfolio, on not more than 60 days' written notice to Lord Abbett; and (b) That such Agreement shall terminate automatically in the event of its assignment.

         Section 11. This Plan may not be amended to increase materially the amount to be spent for distribution by any Portfolio without the approval of shareholders of that Portfolio, and any material amendment to the Plan must be approved by the Board of Directors of the Fund, including the Independent Directors, in the manner provided in Section 6.

         Amendments to this Plan other than material amendments of the kind referred to above may be adopted by a vote of the Board of Directors of the Fund, including the vote of a majority of Independent Directors. The Board of Directors of the Fund, by such a vote, also may interpret this plan and make all determinations necessary or advisable for its administration.

         Section 12. So long as this Plan is in effect, the selection and nomination of persons to be directors of the Fund who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of such disinterested directors then in office.

         Section 13. Neither this Plan nor any other transaction between the parties hereto pursuant to this Plan shall be invalidated or in any way affected by the fact that any or all of the directors, officers, stockholders, or other representatives of the Fund are or may be "interested persons" of Lord Abbett, or any successor or assignee thereof, or that any or all of the directors, officers, partners, or other representatives of Lord Abbett are or may be "interested persons" of the Fund, except as otherwise may be provided in the Act.

         Section 14. Lord Abbett shall give the Fund the benefit of Lord Abbett's best judgment and good faith efforts in rendering services under this Plan. Other than to abide by the provisions hereof and render the services called for hereunder in good faith, Lord Abbett assumes no responsibility under this Plan and, having so acted, Lord Abbett shall not be held liable or held accountable for any mistake of law or fact, or for any loss or damage arising or resulting therefrom suffered by the Fund, any Portfolio or any of the stockholders, creditors, directors, or officers of the Fund; provided, however, that nothing herein shall be deemed to protect Lord Abbett against any liability to the Fund or any Portfolio's stockholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the reckless disregard of its obligations and duties hereunder.




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